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                                                                  Exhibit 5


                                August 12, 1999


NHancement Technologies Inc.
39420 Liberty Street, Suite 250
Fremont, CA 94338

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We furnish this opinion as counsel for NHancement Technologies Inc., a Delaware corporation ("NHANCEMENT"), in connection with the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") expected to be filed by NHancement with the Securities and Exchange Commission on or about August 16, 1999, providing for the registration under the Securities Act of 1933, as amended, of 2,627,874 shares of NHancement's Common Stock (the "SHARES") issuable to the persons who acquired shares of the Company's Series A Convertible Preferred Stock on June 15, 1999 (the "PREFERRED STOCK"), upon conversion of the shares of Preferred Stock (and the payment in shares of Common Stock of the dividends payable thereon) or the exercise of the warrants (the "WARRANTS") to purchase Common Stock issued to such investors (the "INVESTORS").

         In our capacity as counsel to NHancement, we have examined, among other things, originals, or copies identified to our satisfaction as being true copies, of such documents as we have deemed necessary, including resolutions by the stockholders and the board of directors authorizing the issuance of the Shares to the Investors upon conversion of the shares of Preferred Stock (and the payment in shares of Common Stock of the dividends payable thereon) or the exercise of the Warrants held by the Investors, and filing of the Registration Statement, and we have obtained from officers and representatives of NHancement such other certificates and assurances as we consider necessary for the purpose of this opinion.

         In those cases in which we have not been involved directly in the preparation, execution or the filing of a document, we have assumed that (i) the document reviewed by us is an original document, or a true and accurate copy of the original document, and has not been subsequently amended, (ii) the signatures on each original document are genuine, and (iii) each party who executed the document had proper authority and capacity to execute such document.

         On the basis of our examination, and in reliance thereon and on our consideration of such other matters of fact and questions of law as we consider relevant in the circumstances, we are of the opinion that (i) when issued and paid for in accordance with the terms of, and after satisfaction of the conditions stated in the agreements, documents and other instruments


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governing the issuance of the Preferred Stock and the Warrants, the Shares will be legally issued, fully paid and nonassessable.

         We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus which constitutes a part of the above-mentioned Registration Statement, and to the filing of this opinion as an exhibit to said Registration Statement.

                                  Very truly yours,

                                  /s/ Tomlinson Zisko Morosoli & Maser LLP

                                  Tomlinson Zisko Morosoli & Maser LLP